Exhibit 99.1

Release:  April 24, 2024

CPKC announces results of director elections

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) today announced the results of the 2024 annual meeting held earlier today, including the election of all 11 nominees listed in the management proxy circular dated March 21, 2024, as directors of CPKC.

All directors received at least 96.21 percent of votes cast. The advisory vote on executive compensation (Say on Pay) received 94.05 percent approval. The advisory vote on approach to climate change (Say on Climate) received 89.26 percent approval. The appointment of Ernst & Young LLP as auditor received 99.83 percent approval.

Isabelle Courville, upon her re-election as a director, was re-appointed Chair of CPKC’s Board of Directors.

The detailed results of the vote by ballot on the election of directors are as follows:

	% Votes For	% Votes Against
Hon. John Baird	98.44%	1.56%
Isabelle Courville	97.91%	2.09%
Keith E. Creel	99.90%	0.10%
Amb. Antonio Garza (Ret.)	99.71%	0.29%
Hon. Edward Hamberger	99.87%	0.13%
Janet Kennedy	99.79%	0.21%
Henry Maier	96.21%	3.79%
Matthew Paull	98.19%	1.81%
Jane Peverett	98.13%	1.87%
Andrea Robertson	99.20%	0.80%
Gordon Trafton	99.88%	0.12%

Final voting results on all matters voted on at the annual meeting will be filed on SEDAR+ (www.sedarplus.ca) and EDGAR (www.sec.gov).

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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